Exhibit 10.11

SPIRIT ADVISORS LLC CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of April 24, 2023 (the “Effective Date”), and is made by and between Spirit Advisors, LLC, a Delaware limited liability company (“Spirit Advisors LLC”), and Robot Consulting Co. Ltd., a Japanese corporation (the “Client”, “RC”) and its affiliated or controlled entities with respect to certain services provided by Spirit Advisors LLC as described herein. The parties hereby agree to the following terms and conditions in connection with such services.

1. SERVICES

Spirit Advisors LLC agrees to assist the Client in connection with its development of the Client’s IPO, strategic and financial advisory and IR services, private placement fundraising, cross-border (US) strategic and operating partnerships, acquisition pipeline and associated services – prospecting, diligence, deal structuring, closing, integration – and marketing (roadshows/calendar events) as more fully described in Exhibit A (the “Projects”). In the event the Client requests additional services related to the Projects, the scope of such additional services shall be as agreed by the parties and shall be governed by this Agreement.

2. COMPENSATION

The parties agree that Spirit Advisors LLC will be compensated by the Client for its professional fees and reimbursed for its expenses in connection with the Projects as provided in Exhibit A. Compensation for any additional services provided by Spirit Advisors LLC relating to the Projects shall be as agreed by the parties on a deal by deal basis.

3. TERM

Spirit Advisors LLC’s services in connection with the Projects shall begin on or about the Effective Date and will continue for the initial twelve (12) months from the Effective Date and continue until terminated by either party’s 30 day written notice. This Agreement shall govern all services provided by Spirit Advisors LLC in connection with the Projects and any additional services related to the Projects as agreed by the parties. After the initial 12 months, either party may terminate the Projects by giving thirty (30) days’ prior written notice to the other. In the event of any such termination, Spirit Advisors LLC shall be compensated for professional fees and expenses incurred with respect to services performed through the effective date of termination in accordance with Section 2. If the Client’s IPO completes before the initial twelve 12 months period, this Agreement completes and terminates after the Client’s payment of the fees in accordance with Section 2.

4. CONFIDENTIALITY

The parties recognize that certain confidential information will be furnished to each other in connection with the Projects (“Confidential Information”). Each party agrees that it will disclose Confidential Information only to those of its directors, officers, employees, advisors or agents who have a need and are entitled to know such information due to performing duties at the Client or, in the case of Spirit Advisors LLC, to advisors to the Client. Confidential Information shall not include information that (i) is in the possession of the receiving party prior to its receipt of such information from the disclosing party, (ii) is or becomes publicly available other than as a result of a breach of this Agreement by the receiving party, or (iii) is independently acquired or developed by the receiving party without violating any of its obligations under this Agreement.

In the event that the receiving party receives a request to disclose all or any part of any Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, judicial or administrative agency or by a legislative body or committee, such disclosure by the receiving party shall not constitute a violation of this Agreement provided that the receiving party (a) promptly notifies the disclosing party of the existence, terms and circumstances surrounding such request, and (b) consults with the disclosing party on the advisability of taking available legal steps to resist or narrow such request.

The Client recognizes and confirms that Spirit Advisors LLC (a) will use and rely primarily on the Client’s Confidential Information and on information available from public sources in performing the services contemplated by this Agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Client’s Confidential Information or such other publicly available information.

5. USE OF SPIRIT ADVISORS LLC NAME AND WORK PRODUCT

In connection with the Projects, Spirit Advisors LLC may furnish the Client with reports, analyses or other such materials (the “Materials”). The Client understands and agrees that any such Materials will be considered Spirit Advisors LLC’s Confidential Information and is furnished solely for the Client’s internal use and may not be furnished in whole or in part to any other person other than its directors, officers and employees without the prior written consent of Spirit Advisors LLC.

The Client may furnish Materials to its legal counsel, accountants or investment bankers who have been retained by the Client to provide services in connection with the Projects and who need to know such information in the performance of such services if (i) the Client informs each such person of the confidential nature of the Materials, (ii) each such person agrees not to disclose the Materials to any other person and to use the Materials solely in connection with the performance of its services to the Client, and (iii) each such person agrees that in connection with discussions with or disclosures to other third parties, it will not attribute any information contained in the Materials to Spirit Advisors LLC.

The Client further agrees not to refer to Spirit Advisors LLC or attribute any information to Spirit Advisors LLC (i) in the press, (ii) for advertising or promotional purposes, or (iii) for the purpose of informing or influencing any third party, including the investment community, without the prior written consent of Spirit Advisors LLC.

6. WORK PRODUCT

The Client shall have a perpetual, irrevocable, non-transferable, paid-up right and license to use and copy the Materials and prepare derivative works based on the Materials for its internal use, subject to the terms of Section 5. All other rights in the Materials, subject to the terms of Section 4, remain in and/or are assigned to Spirit Advisors LLC. The parties will cooperate with each other and execute such other documents as may be appropriate to achieve the objectives of this Section.

The Client acknowledges that Spirit Advisors LLC may develop for itself, or for others, problem solving approaches, frameworks or other tools or information similar to the Materials and processes developed in performing the Projects and any additional services, and nothing contained herein precludes Spirit Advisors LLC from developing or disclosing such materials and information provided that the same do not contain or reflect Confidential Information.

Confidential Agreement	Page 2 of 12	Spirit Advisors Consulting Agreement

7. INDEMNIFICATION

The Client hereby agrees to indemnify and hold harmless (i) Spirit Advisors LLC, (ii) any entity directly or indirectly controlling, controlled by, or under common control with, Spirit Advisors LLC, or any other affiliates of Spirit Advisors LLC or such entities (collectively “Spirit Advisors LLC Affiliates”), and (iii) the respective directors, officers, stockholders, agents and employees of Spirit Advisors LLC and such entities (collectively, “Indemnified Persons”), from and against all claims, liabilities, losses, damages, and expenses as incurred (including reasonable legal fees and disbursements of counsel and the costs of Spirit Advisors LLC professional time), joint or several (including actions or proceedings in respect thereof) (collectively “Losses”), relating to or arising out of: (i) the Projects (including without limitation the provision of consulting services), or (ii) any transaction or matter which is related to the subject matter of the Projects. The Client shall not, however, be liable under the foregoing indemnity agreement to the extent that any such Losses are determined and agreed to by the parties by an arbitration pursuant to Section 14 or are otherwise finally determined, as the case may be, to have resulted primarily from the gross negligence, fraud, willful misconduct or bad faith of any Indemnified Person in connection with the Projects. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or in tort or otherwise) to the Client or any person claiming through the Client, including without limitation its owners, parents, affiliates, securities holders or creditors, for any Losses suffered by the Client or any such other person relating to or arising out of (i) the Projects (including without limitation the provision of consulting services), or (ii) any transaction or matter which is related to the subject matter of the Projects, and further agrees that Spirit Advisors LLC shall be reimbursed for any expenses as incurred by any Indemnified Persons relating to the foregoing (including reasonable legal fees and disbursements of counsel and the costs of Spirit Advisors LLC professional time), except to the extent that any such Losses are determined and agreed to by the parties by an arbitration pursuant to Section 14 or are otherwise finally determined, as the case may be, to have resulted primarily from the gross negligence, fraud, willful misconduct or bad faith of any Indemnified Person in connection with the Projects.

EXCEPT AS OTHERWISE STIPULATED IN THIS AGREEMENT, THE INDEMNIFIED PERSONS SHALL NOT BE LIABLE TO THE CLIENT OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGE, LOSS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST BUSINESS OR LOSS OF OPPORTUNITY) HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY), AND WHETHER FORESEEABLE OR NOT AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THEIR POSSIBLE EXISTENCE. THE INDEMNIFIED PERSONS’ TOTAL LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL THEORY) IN ANY MANNER RELATED TO THIS AGREEMENT IS LIMITED TO DIRECT AND ACTUAL DAMAGES, NOT TO EXCEED THE RETAINER FEES PURSUANT TO SECTION 14 ACTUALLY RECEIVED UNDER THIS AGREEMENT.

Confidential Agreement	Page 3 of 12	Spirit Advisors Consulting Agreement

The Client further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action or proceeding) unless the Client has given Spirit Advisors LLC reasonable prior written notice thereof and obtained an unconditional release of each Indemnified Person from all liability arising therefrom, which unconditional release shall not place any non-financial obligations on any Indemnified Person.

The Client acknowledges and agrees that its obligations hereunder shall be in addition to any rights that any Indemnified Person may have at law or otherwise.

Upon receipt by Spirit Advisors LLC of notice of a claim, action or proceeding in respect of which indemnity may be sought hereunder, Spirit Advisors LLC shall promptly notify the Client with respect thereto. If in Spirit Advisors LLC’s reasonable judgment there is no conflict of interest between Spirit Advisors LLC (or any Indemnified Person) and the Client, the Client may at its option assume and control the defense of any litigation or proceeding in respect of which indemnity is sought hereunder with counsel reasonably acceptable to Spirit Advisors LLC. If in Spirit Advisors LLC’s reasonable judgment there is a conflict of interest between Spirit Advisors LLC (or any Indemnified Person) and the Client, Spirit Advisors LLC shall assume and control the defense of any litigation or proceeding (as it relates to Spirit Advisors LLC or any such Indemnified Person) in respect of which indemnity is sought hereunder with counsel reasonably acceptable to the Client. The Client shall not be liable hereunder or otherwise for any settlement of any claim, action or proceeding effected without its written consent, which shall not be unreasonably withheld. Nothing contained herein shall prevent Spirit Advisors LLC from retaining, at its own expense, legal counsel of its choice.

8. CLIENT ACKNOWLEDGMENT

It is the customary practice of top consulting firms like Spirit Advisors LLC to serve multiple clients within industries, including those with opposing economic interests, as well as counter-parties in potential and actual merger, acquisition and alliance transactions. Spirit Advisors LLC is committed to maintaining the confidentiality of each client’s information (generally as described in this Agreement) in all such situations. Accordingly, the Client acknowledges the possibility and agrees that Spirit Advisors LLC may have served, may currently be serving or may in the future serve other companies whose interests are adverse to those of the Client, including parties with whom the Client (i) competes; (ii) has a commercial relationship or potential commercial relationship (e.g., suppliers, distributors); (iii) enters into competitive bidding situations; and (iv) enters into or considers entering into merger, acquisition, divestiture, alliance or joint venture transactions.

Client further acknowledges that: (a) Spirit Advisors LLC is not licensed to solicit or negotiate loans and does not provide that service; (b) Spirit Advisors LLC is not licensed to provide tax, legal or accounting advice and will not do so; (c) Spirit Advisors LLC is not a broker-dealer or investment adviser, and will not engage in any activities requiring registration as such; (d) this Agreement is not for selling securities or advising concerning securities; (e) Spirit Advisors LLC will use its commercially reasonable efforts to reach the objectives of this Agreement, but there is no warranty or guarantee that such can be achieved; and (f) Spirit Advisors LLC is relying on the information provided by and cooperation given by the Client and the Client’s execution of its business plan.

Confidential Agreement	Page 4 of 12	Spirit Advisors Consulting Agreement

9. INDEPENDENT CONTRACTOR

The parties agree that Spirit Advisors LLC is an independent contractor to the Client and will not be deemed an employee of the Client for any purpose whatsoever. Without limiting the foregoing, all income taxes arising from or in connection with professional fees paid by the Client to Spirit Advisors LLC for the services provided under this Agreement shall be borne by Spirit Advisors LLC. Neither party nor such party’s directors, officers, employees or agents, shall bind or make any commitment on behalf of the other party. Nothing in this Agreement or the nature of Spirit Advisors LLC’s services will be deemed to create a fiduciary or agency relationship between (i) Spirit Advisors LLC and (ii) the Client or its affiliates and related persons. However, Spirit Advisors LLC acknowledges and agrees that for the services provided to the Client under this Agreement owes a professional fiduciary or similar duty to the Client and its affiliates and related persons in connection with such services.

10. SURVIVAL AND SUCCESSION

This Agreement shall survive the completion or termination of the Projects and any related services provided by Spirit Advisors LLC. Further, this Agreement, in its entirety, shall inure to the benefit of and be binding on the successors and assignees of the Client and Spirit Advisors LLC.

11. ASSIGNMENT

Neither of the parties hereto shall assign or transfer its interest in this Agreement or any portion thereof without the prior written consent of the other party except that (i) the Client may assign or transfer its rights and obligations under this Agreement to a subsidiary or entity controlling, controlled by or under common control with the Client or to any entity that acquires all or substantially all of the assets of Client or more than 50% of the current outstanding voting stock of the Client and (ii) Spirit Advisors LLC shall be entitled to assign the right to receive any compensation received hereunder to a third party without the prior written consent of the Client.

12. SEVERABILITY

The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or part thereof is held to be unenforceable by any court of competent jurisdiction, then such enforceability shall not affect the validity or enforceability of the remaining provisions or subprovisions or parts thereof in this Agreement.

13. ENTIRE AGREEMENT / GOVERNING LAW

This Agreement (including Exhibit A) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, and may not be modified or amended except in writing signed by both parties. The laws of the State of New York, excluding that body of law controlling conflicts of law, will govern all disputes arising out of or relating to this Agreement.

14. ARBITRATION

The parties shall first try to settle any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement, or the breach, termination or validity thereof. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be New York, and the arbitration shall be conducted in English.

Confidential Agreement	Page 5 of 12	Spirit Advisors Consulting Agreement

The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request. If by that date either party has not appointed an arbitrator, then that arbitrator shall be appointed promptly by the AAA. The first two arbitrators appointed shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the AAA has notified the parties of its appointment of an arbitrator on behalf of the party failing to appoint. If the first two arbitrators appointed fail to appoint a third arbitrator within the time period prescribed above, then the AAA shall appoint the third arbitrator.

The arbitral award shall be in writing, state the reasons for the award, but is not final and binding on the parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

15. NOTICES

Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon being sent as specified in this Section.

To:	Spirit Advisors LLC

477 Madison Ave, 6th Floor

New York, NY 10022

Attn: Robert Yu

To:	Robot Consulting Co. Ltd.

3F Wind Shinkawa Bldg., 1-7-3

Shinkawa, Chuo-ku, Tokyo 104-0033

Attn: Hidetoshi Yokoyama

[Rest of the page left blank intentionally. Signature page follows.]

Confidential Agreement	Page 6 of 12	Spirit Advisors Consulting Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Spirit Advisors LLC		Robot Consulting Co. Ltd.

By:	/s/ Robert Yu	By:	/s/ Hidetoshi Yokoyama
Name:	Robert Yu	Name:	Hidetoshi Yokoyama
Title:	President	Title:	Chairman

Confidential Agreement	Page 7 of 12	Spirit Advisors Consulting Agreement

EXHIBIT A

1. SERVICES

Spirit Advisors LLC’s relationships, knowledge and presence in the public markets/private equity/investments industry will be shared with the Client to support the success of projects and ecosystem. Activities to be undertaken may include but shall not be limited to:

A. Craft /Market/Execute “Global Marketing Strategy” For RC & Affiliates

OBJECTIVE	ACTIVITY
Market Analysis / Comparable / Valuation	●	Determine target client competitors and identify key actionable investment trends / story positioning / valuation
Global/US Capital Market Overview	●	Market analysis on Global Public and Private markets (US/JP), with particular information arbitrage on US-JP conduits (investor lists, brokers)
Structural	●	Identifying tax-optimized and legally compliant deal structures onshore/offshore
Guidelines	●	Structuring deals ad hoc and execute on market entry plans to maximize ROI
Competitor and Network	●	Identify available tools that satisfy above parameters and comply with financial and regulatory constraints of local targets
Intelligence	●	Explore competitor landscape and implement strategy to take deal market share
Technical Implementation Strategy	●	Support technical implementation of deal execution (JV, unincorporated partnerships, mergers/acquisitions, revenue & profit sharing structures)

Confidential Agreement	Page 8 of 12	Spirit Advisors Consulting Agreement

B. Listing (IPO/SPAC), Private Placement, and Strategic (Exit) Options

OBJECTIVE	ACTIVITY
Successful,	●	Implement A to Z detailed preparation (financial model/scenarios, legal, accounting, and marketing) for a Nasdaq listing (circa 4Q23-2Q24)
Value-Optimized Public Listing	●	Identify key risks (“surprises”) and mitigate in advance; identify key valuation drivers and amplify in advance of listing
Pre-Listing Capital	●	Connect GMS with private placement investors ahead of future listing
/ Investor Bridge	●	Structure value accretive deals that minimize dilution and cost of capital, including VC, CVC, and strategic investors in aims closing its Series/Pre-IPO rounds
Introduction of	●	Introduce the Client on lead manager underwriter candidates and securities custodian bank candidates for US IPO
lead underwriter	●	Advise the Client how to work with its custodian bank on securities clearance operation for Japanese resident investors’ cross-border transactions in US IPO
and custodian bank for the Client to select and engage at its sole discretion and judgment	●	Advise the Client on how to work with its underwriter on offshore offering of US IPO shares in Japan
Manage International	●	On specific deals, lead core initiatives outside of Japan (professionals, advisors, operating companies) as needed
Initiatives (Opportunistically)	●	Serve as an efficient liaison and agent for change (action) on behalf of management across the Client
Introduction of	●	Introduce and recommend US GAAP/IFRS auditor candidates
auditor and legal counsels for the Client to select and engage at its sole discretion and judgement	●	Introduce and recommend legal counsel candidates for IPO
Strategic /	●

Serve as strategic advisor guiding the executive management team, including interim CFO services, recruiting of talent, establishment of capital strategy and positioning, and interfacing with external shareholders and market participants.

Financial Advisory	●	Position solutions, experience, and competitive intelligence on JP-Nasdaq deals, helping resolve critical issues surrounding capital formation, valuation, and contingency plans.

Confidential Agreement	Page 9 of 12	Spirit Advisors Consulting Agreement

C. Conferences and Roadshows

Spirit Advisors LLC’s unique relationships across the industry and previous conference experience allows us to create productive experiences for our clients to increase awareness in their preferred markets and industries.

OBJECTIVE	ACTIVITY
Spirit Advisors	●	Participation in Spirit Advisors LLC networking trips, specifically in USA, Asian and European markets to raise company profile
LLC Networking Trips	●	Organize private meetings with prominent investors in each market
Conference	●	Identify most valuable third-party conferences
Intelligence &	●	Conference planning support
Planning	●	Best attendance and sponsorship prices available for any conferences Spirit Advisors LLC attends or has access to
Speaking Slots	● ●	Discuss interests of client and conference organizers Secure speaking slots and panel seats for multiple executives
Meeting	●	Co-create a meeting schedule
Coordination	● ●	Provide a VIP room for meetings Arrange targeted remote meetings through Zoom, teams or other channels
Exclusive Events	●	Access to Spirit Advisors LLC and partner networking events to allow company personnel to network
and Relationships	●	Introductions to new companies and potential partners globally

D. Spirit Advisors LLC Value Network

Spirit Advisors LLC provides recommendations and introductions to researched and vetted vendors in all service categories needed for successful projects, including but not limited to:

●	Family office/UHNI/FoF/ VC Growth Capital / Startups / Debt Provider and Corporate VC Networks
●	Industry Relationships (Real Estate, Industrial, Tech, Healthcare, Financial Services, Asset mgt.)
●	Credit Providers (Junior through Senior Debt, Commercial Banks, Credit Facilities)
●	Accounting/Auditing/Financial Advisory Networks
●	Banks and Brokers
●	Legal
●	Branding, Marketing, and OpCo Support
●	Recruiting / HR
●	Accounting / Back Office

Spirit Advisors LLC may have referral fee or subcontractor arrangements with such vendors.

Confidential Agreement	Page 10 of 12	Spirit Advisors Consulting Agreement

E. Expand Deal Pipeline (Revenue Opportunities), Offshore Partnerships/Investors

OBJECTIVE	ACTIVITY
Expand Deal Pipeline	●	Source target pipeline across North America and Asia, leveraging connections with brokers across tiers and mandates
Through Proprietary Network	●	Strategically align Client within strategic/financial investors and operating partners within the US, Japan, and Rest of Asia/World
Reach and Close Target	●	First name basis with founders, sales/procurement directors, and blue chip companies ripe for revenue opportunities
Management Teams	●	Established and senior sales/banking team that can deliver the buyside pitch effectively and close deals, pushing for both speed and quality (pricing/terms)
Create Marketing	●	Create all marketing decks, financial models, and strategy for a potential (opportunistic) Joint Venture, Partnership, or Alliance with key operating partners globally
Materials and Opportunistically Source Operating Partners	●	Intro client to entire limited partner network who may opportunistically invest in the Company leading up to the IPO

2. FEES

Spirit Advisors LLC shall receive the following fees:

1. Engagement Fee: $80,000USD payable within 3 business days of the engagement date.

2. Milestone Fee: $80,000 upon the initial confidential submission of the prospectus, $80,000 upon the public filing of the prospectus, and $80,000 upon IPO Closing payable within three business days following the close of the IPO.

3. Equity: 3% on a fully diluted basis in the form of stock acquisition rights (or warrants) to be issued at the time of the listing and/or alternatively, in shares granted from the Company or its affiliates.

If Client chooses to wire Yen, the 30 day trailing average FX rate (¥/$) will be used on amount payable.

3. EXPENSES

The Client shall reimburse Spirit Advisors LLC of all reasonable expenses incurred by Spirit Advisors LLC in connection with the performance of services within thirty (30) days of the Client’s receipt of Spirit Advisors LLC’s invoice. Individual expenses in excess of two thousand dollars ($2,000) shall require Client’s prior written consent (email sufficient). This applies to all expenses with the exception of international travel which is detailed below.

Confidential Agreement	Page 11 of 12	Spirit Advisors Consulting Agreement

Due to the substantial costs required for international travel, with respect to international travel undertaken by Spirit Advisors LLC on behalf of the Client, a summary of anticipated expenses will be prepared by Spirit Advisors LLC for Client to review in advance of the trip for the Client’s approval. The summary will include estimated hotel; airfare; per diem meal and ground travel costs for all approved number of Spirit Advisors LLC team members traveling for the benefit of Client and for whose expenses Client is wholly or partially responsible; and Client pro rata with respect to any agreed to conference or event sponsorship packages. Spirit Advisors LLC invoices based on the approved estimate costs borne by the Client and the Client will be responsible for paying these estimated expenses in advance of international travel departure dates. However, advance payment of the estimated expenses shall be limited to a maximum of five thousand dollars ($5,000) and, if after such advance payment the Client does not receive an expense report from Spirit Advisors LLC, the full amount of the advance payment shall be offset against subsequent Service Fees.

Actual expenses reports will be prepared by Spirit Advisors LLC with receipts and billed to Client at the close of the trip for any difference between the estimated or actual expenses paid by Client to Spirit Advisors LLC. Invoice for the difference is due within 30 days of receipt of final expense report by Client.

In lieu of an anticipated expense summary, Spirit Advisors LLC and the Client may agree to a flat fee expense total for the international travel due from the Client to Spirit Advisors LLC. Such agreement must be in writing between the Client and Spirit Advisors LLC (an email is fine). Payment of the flat fee expense summary is due to Spirit Advisors LLC from the Client prior to the departure date of Spirit Advisors LLC staff on the trip.

Confidential Agreement	Page 12 of 12	Spirit Advisors Consulting Agreement